EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hallmark Financial Services, Inc.:

We consent to the incorporation by reference in this Registration Statement of our report dated March 26, 2009, relating to the consolidated balance sheets of Hallmark Financial Services, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008 and all financial statement schedules, which report appears in the December 31, 2008 annual report on Form 10-K of the Company.

The aforementioned report, with respect to the consolidated financial statements of the Company, refers to the change, in 2006, in the Company’s method of accounting for stock-based compensation.

/s/ KPMG LLP
KPMG LLP

Dallas, Texas
June 17, 2009

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